Exhibit 10.28A

Dated: 13 December 2019

EMPLOYMENT CONTRACT

between

JAZZ PHARMACEUTICALS UK LIMITED

and

Samantha Pearce

THIS AGREEMENT (“Agreement”) is dated 13 December 2019.
Parties:

(1)	JAZZ PHARMACEUTICALS UK LIMITED whose registered office is at Spires House, Wing B, Building 5700, John Smith Drive, Oxford Business Park South, Oxford OX4 2RW (the “Company”); and

(2)	Samantha Pearce of [Address] (“Employee”).

Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause 1.1 apply in this Agreement.
“Appointment” means the employment of the Employee by the Company on the terms of this agreement.
“Associated Employer” has the meaning given to it in the Employment Rights Act 1996.
“Capacity” means as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.
“Commencement Date” is 2 March 2020.
“Confidential Information” means information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company or any Group Company for the time being confidential to the Company or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or any Group Company or any of their business contacts.
“Employee’s family” means the Employee’s spouse or civil partner and children under the age of 18.
“Employee Handbook” means the Company’s employee handbook as amended from time to time (and the other policies referenced therein), which generally is posted on the Jazz intranet (JazzNet).
“Employment Inventions” means any invention which is made wholly or partially by the Employee at any time during the course of her employment with the Company (whether or not during working hours or using Company premises or resources, and whether or not recorded in material form).

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“Employment IPRs” means Intellectual Property Rights created by the Employee in the course of her employment with the Company (whether or not during working hours or using Company premises or resources).
“Garden Leave” means any period during which the Company has exercised its rights under clause 19.
“Group Company” means the Company, any company of which it is a Subsidiary (its holding company) and any Subsidiaries of the Company or of any such holding company.
“Incapacity” means any sickness or injury which prevents the Employee from carrying out her duties.
“Intellectual Property Rights” means patents, rights to inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.
“Invention” means any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.
“Pre-Contractual Statement” means any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to the Employee’s employment under this Agreement which is not expressly set out in this Agreement or any documents referred to in it.
“Restricted Business” means those parts of the business of the Company and any Group Company with which the Employee was involved to a material extent in the twelve months prior to Termination.
“Restricted Customer” means any firm, company or person who, during the twelve (12) months prior to Termination, was a customer of or in the habit of dealing with the Company or any Group Company and with whom the Employee had material contact or for whom she was responsible or in respect of whom the Employee was in possession of confidential information.
“Restricted Person” means anyone employed or engaged by the Company or any Group Company who could materially damage the interests of the Company or any Group Company if they were involved in any Capacity in any business concern which competes with any Restricted Business and with

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whom the Employee materially dealt or managed in the twelve months prior to Termination within the course of her employment.
“Subsidiary” means in relation to a company (a holding company), a subsidiary (as defined in section 736 of the Companies Act 1985) and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company.
“Termination” means the termination of the Employee’s employment with the Company however caused including, without limitation, termination by the Company in repudiatory breach of contract.

1.2	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3
A reference to a particular law is a reference to it as it is in force for the time being, taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

2.	Term of appointment

2.1	The Company shall employ the Employee and the Employee shall serve the Company on the terms of this Agreement.

2.2
The first six months of the Appointment shall be a probationary period and the Appointment may be terminated during this period at any time on one week’s prior notice. The Company may, at its discretion, extend this period. During this probationary period the Employee’s performance and suitability for continued employment will be monitored. At the end of the probationary period the Employee will be informed in writing if she has successfully completed her probationary period.

2.3
The Appointment shall commence on the Commencement Date and shall continue, subject to the remaining terms of this Agreement, until terminated by either party giving the other not less than six months prior notice in writing.

2.4
The Employee represents and warrants to the Company that, by entering into this Agreement or performing any of her obligations under it, she will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on her and undertakes to indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur as a result if she is in breach of any such obligations.

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2.5
The Employee warrants that she is entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if she ceases to be so entitled during the Appointment.

2.6	The Employee consents to the transfer of her employment under this agreement to an Associated Employer at any time during the Appointment.

3.	Duties

3.1	The Employee shall serve the Company as Head of Europe and RoW or such other role as the Company considers appropriate.

3.2	This position is at the level of Senior Vice President.

3.3	The role is reporting to Dan Swisher, President and Chief Operating Officer. The reporting structure can be changed by the Company at its sole discretion at any time during the Employment.

3.4	During the Appointment the Employee shall:

(a)	unless prevented by Incapacity, devote the whole of her time, attention and abilities to the business of the Company or any other Group Company;

(b)	diligently exercise such powers and perform such duties as may from time to time be assigned to her by the Company;

(c)	comply with all reasonable and lawful directions given to her by the Company;

(d)	promptly make such reports to her manager in connection with the affairs of any Group Company on such matters and at such times as are reasonably required;

(e)
report her own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of any Group Company under the reporting procedures set forth in the Employee Handbook and/or the global Jazz Pharmaceuticals Code of Conduct (to the extent applicable);

(f)	use her best endeavours to promote, protect, develop and extend the business of any Group Company;

(g)
consent to the Company monitoring and recording any use that she makes of the Company’s electronic communications systems for the purpose of ensuring that the Company’s rules are being complied with and for legitimate business purposes; and

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(h)	comply with any applicable electronic communication systems policy that the Company and/or any Group Company may issue from time to time.

3.5
The Employee’s attention is drawn to the UK Employee Handbook (containing various rules and procedures), and the global Jazz Pharmaceuticals Code of Conduct, both of which are available on the Jazz Intranet (JazzNet). The UK Employee Handbook does not form part of the Employee’s contract of employment with the Company. For the avoidance of doubt, to the extent that there is any conflict between the terms of this Agreement and the UK Staff Handbook, this Agreement shall prevail.

Code of Conduct

3.6
JAZZ PHARMACEUTICALS UK LIMITED and Jazz Pharmaceuticals are committed to integrity and the pursuit of excellence in all we do. We fulfill these commitments while upholding a high level of ethical conduct. The Code of Conduct is one element of Jazz Pharmaceuticals’ efforts to ensure lawful and ethical conduct by the company and its subsidiaries and their employees, officers and directors. It is a condition of employment that you read, agree to and sign Jazz Pharmaceuticals’ Code of Conduct in the first week of employment.

4.	Place of work

4.1
The Employee’s normal place of work is the Jazz Pharmaceuticals Oxford office or such other place within a reasonable distance which the Company may reasonably require for the proper performance and exercise of her duties.

4.2
The Employee agrees to travel on any Group Company’s business (both within the United Kingdom or abroad) as may be required for the proper performance of her duties under the Appointment. There are no additional terms which apply where the Employee is required to work outside the UK for a period of more than one month. The Company reserves the right to issue terms relating to the Employee’s work outside the UK and any such terms will be notified to her separately.

5.	Hours of work

5.1
The Employee’s normal working hours shall be 9.00am to 5.30pm on Mondays to Fridays and such additional hours as are necessary for the proper performance of her duties. The Employee acknowledges that she shall not receive further remuneration in respect of such additional hours.

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5.2
Due to the autonomous nature of the Employees’ role, the duration of the Employee’s working time is not measured or monitored, or determined by the Company and the limitations on weekly working time set out in Regulation 4 of the Working Time Regulations 1998 (the “Regulations”) (or such other regulations amending or substituting those from time to time) does not apply to the Employee’s Appointment. In the event that any additional hours worked by the Employee outside normal working hours are not covered by regulation 20(2) of the Regulations, the Employee agrees that the 48 hour limit on the working week stipulated in the Regulations will not apply to her and she must give three months’ written notice to the Company if she wishes to change this.

6.	Salary

6.1	The Employee shall be paid an initial basic salary of £325,000 [three hundred and twenty five thousand pounds] per annum.

6.2	The Employee’s basic salary shall accrue from day to day and be payable monthly in arrears on the Company’s scheduled pay dates directly into the Employee’s bank or building society.

6.3
Salaries are normally reviewed on or about 1 March of each year. Employees whose Appointment begins on or after 1 November are not eligible for salary review the following March. The Company is under no obligation to award an increase following a salary review. There will be no review of the basic salary after notice has been given by either party to terminate the Appointment.

6.4	The Company may deduct from the basic salary, or any other sums owed to the Employee, any money owed to any Group Company by the Employee, and the Employee hereby consents to such deductions.

7.	Expenses

7.1
The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Employee in the course of the Appointment, subject to production of receipts or other appropriate evidence of payment.

7.2	The Employee shall abide by the Company’s policies on expenses as communicated to her from time to time.

7.3	Any credit card supplied to the Employee by the Company shall be used only for expenses incurred by her in the course of the Appointment.

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8.	Bonus

8.1
The Company may in its absolute discretion pay the Employee a bonus of such amount, at such intervals and subject to such conditions as the Company may in its absolute discretion determine. With respect to an annual bonus for the calendar year in which the Employee is hired, the Employee will be eligible for consideration of a prorated bonus for the year of hire only if the Employee is hired no later than 31 October of such year; and if the Employee is hired on 1 November or later, the Employee is not eligible for consideration of any annual bonus for the year of hire.

8.2
Any bonus payment to the Employee shall be purely discretionary and shall not form part of the Employee’s contractual remuneration under this Agreement. If the Company makes a bonus payment to the Employee in respect of a particular financial year of the Company (being the period from 1 January to 31 December), it shall not be obliged to make subsequent bonus payments in respect of subsequent financial years of the Company.

8.3	The Company may alter the terms of any bonus targets or withdraw them altogether at any time without prior notice.

8.4
Notwithstanding clause 8.1, the Employee shall in any event have no right to a bonus or a time-apportioned bonus if her employment terminates for any reason or she is under notice of termination (whether given by the Employee or the Company) at or prior to the date when a bonus might otherwise have been payable.

8.5	Any bonus payable in accordance with clause 8 shall not be pensionable.

9.	Permanent health insurance

9.1	The Employee shall be entitled to participate in the Company’s permanent health insurance scheme at the Company’s expense, subject to:

(a)	the terms of the Company’s scheme, as amended from time to time;

(b)	the rules or insurance policy of the relevant insurance provider, as amended from time to time; and

(c)	the Employee satisfying the normal underwriting requirements of the relevant insurance provider of the Company’s scheme and the premium being at a rate which the Company considers reasonable.
Full details of the scheme are available from the Human Resources Department.

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9.2	The Company shall only be obliged to make payments to the Employee under the scheme if it has received payment from the insurance provider for that purpose.

9.3
The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend the scheme (including the level of the Employee’s cover) at any time on reasonable notice to the Employee.

9.4
If the insurance provider refuses for any reason to provide permanent health insurance benefit to the Employee, the Company shall not be liable to provide to the Employee any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

9.5
If the Employee is receiving benefits under the Company’s permanent health insurance scheme the Company shall be entitled to appoint a successor to the Employee to perform all or any of the duties required of the Employee under the terms of the Appointment and the Employee’s duties shall be amended accordingly.

9.6
The receipt by the Employee of any benefits under a permanent health insurance scheme operated by the Company shall not prejudice the Company’s rights to terminate this Appointment in accordance with the terms of this Agreement. In the event that the Company terminates the Appointment in accordance with its rights, the Employee acknowledges that she will not be entitled to any compensation for breach of contract or unfair dismissal in respect of the loss of any rights to permanent health insurance benefits.

10.	Life assurance

10.1
The Employee shall be entitled to participate in the Company’s life assurance scheme which shall pay to the Employee’s nominated beneficiary or beneficiaries a sum equal to four (4) times the Employee’s basic salary if the Employee dies during the Appointment. Participation is subject to:

(a)	the terms of the Company’s life assurance scheme, as amended from time to time;

(b)	the rules or insurance policy of the relevant insurance provider, as amended from time to time; and

(c)
the Employee satisfying the normal underwriting requirements of the relevant insurance provider of the Company’s life assurance scheme and the premium being at a rate which the Company considers reasonable.

Full details of the scheme are available from the Human Resources Department.

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10.2
If the insurance provider refuses for any reason to provide life assurance benefit to the Employee the Company shall not be liable to provide to the Employee any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

10.3
The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend its life assurance scheme (including the level of the Employee’s cover) at any time on reasonable notice to the Employee.

11.	Private medical insurance

11.1	The Employee and qualifying members of the Employee’s family shall be entitled to participate in the Company’s private medical insurance scheme subject to:

(a)	the terms of that scheme, as amended from time to time;

(b)	the rules or insurance policy of the relevant insurance provider, as amended from time to time; and

(c)
the Employee and qualifying members of the Employee’s family satisfying the normal underwriting requirements of the relevant insurance provider of the Company’s private medical insurance scheme and the premium being at a rate which the Company considers reasonable.

Full details of the Company’s private medical insurance scheme are available from the Human Resources Department.

11.2
If the insurance provider refuses for any reason to provide private medical insurance benefit to the Employee the Company shall not be liable to provide to the Employee any replacement benefit of the same or similar kind or to pay any compensation in lieu of such benefit.

11.3
The Company in its sole and absolute discretion reserves the right to discontinue, vary or amend the scheme (including the level of the Employee’s cover) at any time on reasonable notice to the Employee.

12.	Car Allowance

12.1
Provided that the Employee holds a current valid driving licence, the Employee shall receive a car allowance for use of the Employee’s own car of £12,000 per annum, which shall be payable together with and in the same manner as the salary in accordance with clause 6. The car allowance shall not be treated as part of the basic salary for any purpose and shall not be pensionable.

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12.2	The Company shall reimburse the Employee in respect of fuel costs for business miles at the Company’s business mileage rate.

12.3
The Employee shall immediately inform the Company if she is disqualified from driving and shall cease to be entitled to receive the allowance under clause 12.1 or reimbursement of fuel expenses under clause 12.2.

13.	Holidays

13.1
The Employee shall be entitled to 25 days’ paid holiday in each holiday year, and 3 of these days must be taken between Christmas and New Year. In addition, the Employee is eligible for the usual public holidays in England and Wales to a maximum of 8 per year. The Company’s holiday year runs between 1 January and 31 December. If the Appointment commences part way through the holiday year, the Employee’s holiday entitlement during the first year of the Appointment shall be calculated on a pro-rata basis, rounded to the nearest whole day.

13.2
Holiday shall be taken at such time or times as shall be approved in advance by the Employee’s manager. The Employee shall not, without the consent of her manager, carry forward any accrued and unused holiday entitlement to a subsequent holiday year, nor receive any payment in lieu in respect of such entitlement, save as provided in clause 13.3.

13.3
On termination of the Appointment, the Employee shall be entitled to be paid in lieu of accrued but untaken holiday save that, where such termination is pursuant to clause 18.4 or follows the Employee’s resignation in breach of clause 2.3, such accrued but untaken holiday shall be based on the Employee’s minimum holiday entitlement under the Working Time Regulations 1998 only and not on her entitlement under clause 13.1. For these purposes any paid holiday that has been taken by the Employee (including any paid holiday on public holidays) shall be deemed first to be statutory paid holiday. The amount of the payment in lieu shall be calculated on the basis that each day of paid holiday is equal to 1/260 of the salary. The Company reserves the right to exercise its discretion as to whether the Employee will be paid in lieu of accrued but untaken holidays or if the Employee will be asked to work those accrued but untaken holidays, if they fall within the notice period.

13.4
If the Employee has taken more holiday than her accrued entitlement at the date of termination of the Appointment, the Company shall deduct the appropriate amount from any payments due to the Employee (on the basis that each day of paid holiday is equal to 1/260 of the salary).

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13.5
If either party has served notice to terminate the Appointment, the Company may require the Employee to take any accrued but unused holiday entitlement during the notice period or, if applicable, any such holiday shall be deemed to be taken during any period of Garden Leave.

14.	Incapacity

14.1
If the Employee is absent due to sickness or injury she must inform her manager no later than 10.00am on the first day absent or as soon as possible given the time difference between the USA and the UK.

14.2
The Employee will be required to produce a self-certification form in respect of absences up to and including 5 working days. The Company reserves the right to require the Employee to obtain a Statement of fitness for work (Fit Note) from a Doctor in respect of any such period of absence.

14.3
The Employee must, if absent for a period of 7 consecutive days, provide the Company with a Statement of fitness for work (Fit Note), stating the reason for the absence and thereafter provide a like certificate each week to cover any subsequent periods of absence. The Company reserves the right at any time during the Employees absence to ask the Employee to produce a medical certificate (or Fit Note).

14.4
The Company reserves the right to ask the Employee to undergo a medical examination with a medical practitioner of the Company’s choosing at any time during a period of absence due to illness or Incapacity subject to the provisions of the Access to Medical Reports Act 1988.

15.	Outside interests

15.1
Subject to clause 15.2, during the Appointment the Employee shall not, except as a representative of the Company or with the prior written approval of the Company, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any Capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation).

15.2
Notwithstanding clause 15.1, the Employee may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by the Company or any Group Company.

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15.3
The Employee agrees to disclose to the Company any matters relating to her spouse or civil partner (or anyone living as such), children or parents which may, in the reasonable opinion of the Company, be considered to interfere, conflict or compete with the proper performance of the Employee’s obligations under this Agreement.

16.	Confidential information

16.1	The Employee acknowledges that in the course of the Appointment she will have access to Confidential Information. The Employee has therefore agreed to accept the restrictions in this clause 16.

16.2
The Employee shall not (except in the proper course of her duties), either during the Appointment or at any time after its termination (howsoever arising), use, copy, transfer or disclose to any person, company or other organisation whatsoever (and shall use her best endeavours to prevent the use, copying, transfer, publication or disclosure of) any Confidential Information. This restriction does not apply to:

(a)	any use or disclosure authorised by the Directors of the Company or required by law; or

(b)	any information which is already in, or comes into, the public domain other than through the Employee’s unauthorised disclosure; or

(c)	prevent the Employee from making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.

17.	Intellectual property

17.1
The Employee acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, the Employee holds them on trust for the Company.

17.2
The Employee acknowledges that, because of the nature of her duties and the particular responsibilities arising from the nature of her duties, she has, and shall have at all times while she is employed by the Company, a special obligation to further the interests of the Company.

17.3
To the extent that legal title in any Employment IPRs or Employment Inventions does not vest in the Company by virtue of clause 17.1, the Employee agrees, immediately upon creation of such rights and inventions, to offer to the Company in writing a right of first refusal to acquire them on arm´s length terms to be agreed between the parties. If the parties cannot agree on

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such terms within 30 days of the Company receiving the offer, the Company shall refer the dispute to an independent arbitrator. The arbitrator’s decisions shall be final and binding on the parties, and the costs of arbitration shall be borne equally by the parties. The Employee agrees that the provisions of this clause 17 shall apply to all Employment IPRs and Employment Inventions offered to the Company under this clause 17 until such time as the Company has agreed in writing that the Employee may offer them for sale to a third party.

17.4	The Employee agrees:

(a)	to give the Company full written details of all Employment Inventions promptly on their creation;

(b)
at the Company’s request and in any event on the termination of her employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

(c)	not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and

(d)	to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by the Employee.

17.5
The Employee waives all her present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agrees not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.

17.6
The Employee acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to the Employee in respect of her compliance with this clause. This clause is without prejudice to the Employee’s rights under the Patents Act 1977.

17.7
The Employee undertakes to use her best endeavours to execute all documents and do all acts both during and after her employment by the Company as may, in the opinion of the Company, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to

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reimburse the Employee’s reasonable expenses of complying with this clause 17.7.

17.8
The Employee agrees to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

17.9
The Employee hereby irrevocably appoints the Company to be her attorney to execute and do any such instrument or thing and generally to use her name for the purpose of giving the Company or its nominee the benefit of this clause 17. The Employee acknowledges in favour of a third party that a certificate in writing signed by any Director of the Company that any instrument or act falls within the authority conferred by this clause 17 shall be conclusive evidence that such is the case.

18.	Termination

18.1
Notwithstanding clause 2.3, the Company may, in its sole and absolute discretion, terminate the Appointment at any time and with immediate effect by paying a sum in lieu of notice (Payment in Lieu) equal to the basic salary (as at the date of termination) which the Employee would have been entitled to receive under this Agreement during the notice period referred to in clause 2.3 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:

(a)	any bonus or incentive compensation payments that might otherwise have been due during the period for which the Payment in Lieu is made;

(b)	any payment in respect of benefits which the Employee would have been entitled to receive during the period for which the Payment in Lieu is made, including but not limited to car allowance; and

(c)	any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

18.2	The Company may pay any sums due under clause 18.1 in equal monthly instalments until the date on which the notice period referred to in clause 2.3 would have expired if notice had been given.

18.3
The Employee shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 18.1. Nothing in this clause 18.3 shall prevent the Company from terminating the Appointment in breach.

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18.4
The Company may also terminate the Appointment with immediate effect without notice, with no liability to make any further payment to the Employee (other than in respect of amounts accrued due at the date of termination) and without compensation, damages or otherwise if the Employee (without limitation):

(a)
fails or ceases to meet the requirements of any regulatory body whose consent is required to enable her to undertake all or any of her duties under the Appointment or is guilty of a serious breach of the rules and regulations of such regulatory body or of any compliance manual of any Group Company; or

(b)	is guilty of any gross misconduct; or

(c)	commits any serious or repeated breach or non-observance of any of the provisions of this Agreement or refuses or neglects to comply with any reasonable and lawful directions of the Company; or

(d)	is, in the reasonable opinion of the SVP Human Resources, President International, General Counsel or Directors of the Company, negligent and incompetent in the performance of her duties; or

(e)	is declared bankrupt or makes any arrangement with or for the benefit of her creditors or has a county court administration order made against her under the County Court Act 1984; or

(f)
is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) or any offence under any regulation or legislation relating to insider dealing; or

(g)	becomes medically certified as non-compos mentis (of unsound mind) and/or deemed legally incompetent; or

(h)	ceases to be eligible to work in the United Kingdom in accordance with section 8 of the Asylum and Immigration Act 1996; or

(i)
is guilty of any fraud or dishonesty or acts in any manner which in the opinion of the Company brings or is likely to bring the Employee or any Group Company into disrepute or is materially adverse to the interests of any Group Company; or

(j)	is guilty of a serious breach of any applicable rules issued by the Company or any Group Company from time to time regarding electronic communications systems.

18.5
The rights of the Company under clause 18.4 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this Agreement by the Employee as having brought the Agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

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18.6
Should the employee become incapacitated during the notice period, as a result of voluntary resignation, the company sick pay will be discretionary. However the employee will be entitled to statutory sick pay under government legislation.

19.	Garden leave

19.1
Following service of notice to terminate the Appointment by either party, or if the Employee purports to terminate the Appointment in breach of contract, and, if the Company so decides, at any time during the Appointment or in order to investigate a reasonable belief that the Employee is guilty of gross misconduct, the Company may by written notice require the Employee not to perform any services (or to perform only specified services) for the Company or any Group Company until the termination of the Appointment (such period to be referred to as “Garden Leave”).

19.2
During any period of Garden Leave the Company shall be under no obligation to provide any work to, or vest any powers in, the Employee, who shall have no right to perform any services for the Company or any Group Company.

19.3	During any period of Garden Leave the Employee shall:

(a)	continue to receive her salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(b)	remain an employee of the Company and bound by the terms of this Agreement and her implied duties;

(c)	not, without the prior written consent of the Employee’s manager, attend her place of work or any other premises of the Company or any Group Company;

(d)
not, without the prior written consent of her manager, contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company; and

(e)
(except during any periods taken as holiday in the usual way) ensure that her manager knows where she will be and how she can be contacted during each working day and shall comply with any written requests to contact a specified employee of the Company at specified intervals.

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20.	Obligations upon termination

20.1	On termination of the Appointment (howsoever arising) or, if earlier, at the start of a period of Garden Leave, or at any other time at the request of the Company, the Employee shall:

(a)
subject to clause 20.1(b) if applicable, immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Company or any Group Company or their business contacts, any keys, credit card and any other property of the Company or any Group Company (including but not limited to laptop, computer equipment, and mobile phone), which is in her possession or under her control;

(b)	where the Employee is on Garden Leave she shall not be required to return to the Company any property provided to her as a contractual benefit;

(c)
irretrievably delete any information relating to the business of the Company or any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in her possession or under her control outside the Company’s premises, including but not limited to any personally-owned computer, laptop, mobile phone, or other electronic system or device;

(d)
irretrievably delete all of the Employee’s electronic personal information and personal files (which contain no information of the Company or any Group Company) from the Company’s electronic devices (such as Company-provided laptop); and

(e)	provide a signed statement that she has complied fully with her obligations under this clause 20.1.

20.2
On termination of the Appointment howsoever arising the Employee agrees that she shall not be entitled to any compensation of any kind for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by the Company or any Group Company in which she may participate or have received awards in connection with the Appointment.

21.	Post-termination restrictions

21.1
In order to protect the Confidential Information, trade secrets, goodwill and business connections of the Company and each Group Company to which she has access as a result of the Appointment and the stable workforce of the Company and each Group Company, the Employee covenants with the

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Company (for itself and as trustee and agent for each Group Company) that she shall not:

(a)
for six months after Termination solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business; or

(b)
for six months after Termination in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company or any Group Company any Restricted Person; or

(c)	for three months after Termination, be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business; or

(d)
for three months after Termination be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business; or

(e)
at any time after Termination, represent herself as connected with the Company or any Group Company in any Capacity (with the exception of the Employee’s connection as a shareholder of Jazz Pharmaceuticals plc, to the extent applicable).

21.2	None of the restrictions in clause 21.1 shall prevent the Employee from:

(a)
holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange; or

(b)
being engaged or concerned in any business concern insofar as the Employee’s duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business; or

(c)
being engaged or concerned in any business concern, provided that the Employee’s duties or work shall relate solely to services or activities of a kind with which the Employee was not concerned to a material extent in the six months prior to Termination.

21.3	The restrictions imposed on the Employee by this clause 21 apply to her acting:

(a)	directly or indirectly; and

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(b)	on her own behalf or on behalf of, or in conjunction with, any firm, company or person.

21.4	The periods for which the restrictions in clause 21.1 apply shall be reduced by any period that the Employee spends on Garden Leave immediately prior to Termination.

21.5
If the Employee receives an offer to be involved in a business concern in any Capacity during the Appointment, or prior to the expiry of the last of the covenants in this clause 21, the Employee shall give the person making the offer a copy of this clause 21 and shall tell the Company the identity of that person as soon as possible after accepting the offer.

21.6
The Company and the Employee entered into the restrictions in this clause 21 having been separately legally advised and the Employee agrees they are fair, reasonable and necessary to protect the goodwill and interests of the Company and the Group Companies.

21.7
Each of the restrictions in this clause 21 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

21.8
The Employee will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which she agrees to be bound by restrictions corresponding to those restrictions in this clause 21 (or such of those restrictions as may be appropriate) in relation to that Group Company.

22.	Disciplinary and grievance procedures

22.1
The Employee is subject to the Company’s disciplinary and grievance procedures as amended from time to time, copies of which are available from the Human Resources Department. These procedures do not form part of the Employee’s contract of employment.

22.2	If the Employee wishes to appeal against a disciplinary decision she may do so in accordance with the Company’s disciplinary procedure.

22.3
The Company may at any time suspend the Employee for a period of up to 20 working days during any period in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults of the Employee. During any period of suspension the Employee shall continue to receive her salary and contractual benefits.

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22.4	If the Employee wishes to raise a grievance, she may apply in writing in accordance with the Company’s grievance procedure.

23.	Pensions

23.1
During each year of the Appointment, the Company shall contribute an amount equal to 8% of the Employee’s salary in equal monthly instalments in arrears to its group personal pension scheme (or such other HM Revenue and Customs (HMRC) registered group personal pension scheme as may be set up by the Company to replace its group personal pension scheme). The Company’s contributions to such scheme shall be subject to the rules of the scheme and the tax relief and exemptions available from HMRC, as amended from time to time.

23.2
The Employee may contribute an agreed percentage, but at least 1%, of the Employee’s salary, in equal monthly instalments in arrears, to the scheme. Such contributions by the Employee shall be made by way of deduction from the Employee’s salary.

24.	Reconstruction and amalgamation
If the Appointment is terminated at any time by reason of any reconstruction or amalgamation of the Company or any Group Company, whether by winding up or otherwise, and the Employee is offered employment with any concern or undertaking involved in or resulting from such reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this Agreement, the Employee shall have no claim against the Company or any such undertaking arising out of or connected with such termination.

25.	Notices

25.1
Any notice given under this Agreement shall be in writing and signed by or on behalf of the party giving it and shall be served by delivering it personally, or sending it by pre-paid recorded delivery or registered post to the relevant party at (in the case of the Company) its registered office for the time being and (in the case of the Employee) her last known address. Any such notice shall be deemed to have been received:

(a)	if delivered personally, at the time of delivery; and

(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting.

25.2	In proving such service it shall be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party

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and delivered either to that address or into the custody of the postal authorities as a pre-paid recorded delivery or registered post.

26.	Entire agreement
Each party on behalf of itself (and in the case of the Company, as agent for any Group Companies) acknowledges and agrees with the other party (the Company acting on behalf of itself and as agent for each Group Company) that:

(a)
this Agreement together with any documents referred to in it constitute the entire agreement and understanding between the Employee and the Company and any Group Company and supersedes any previous agreement between them relating to the Appointment (which shall be deemed to have been terminated by mutual consent);

(b)	in entering into this Agreement neither party nor any Group Company has relied on any Pre-Contractual Statement; and

(c)
the only remedy available to each party for breach of this Agreement shall be for breach of contract under the terms of this Agreement and no party shall have any right of action against any other party in respect of any Pre-Contractual Statement.

Nothing in this Agreement shall, however, operate to limit or exclude any liability for fraud.

27.	Variation
No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties.

28.	Counterparts
This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

29.	Third party rights
The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and no person other than the Employee and the Company shall have any rights under it. The terms of this Agreement or any of them may be varied, amended or modified, or this Agreement may be suspended, cancelled or terminated, by agreement in writing between the parties, or this

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Agreement may be rescinded (in each case), without the consent of any third party.

30.	Governing law and jurisdiction

30.1	This Agreement shall be governed by and construed in accordance with the law of England and Wales.

30.2	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Agreement.

Signed by	)
Dan Swisher	)	/s/ Dan Swisher
on behalf of	)
JAZZ PHARMACEUTICALS UK LIMITED	)

Signed by	)
Samantha Pearce	)	/s/ Samantha Pearce
14-Dec-2019

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